Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	December 1, 2003 through December 31, 2003
Payment Date	01/26/04

Aggregate Amount Collected for the Collection Period

Interest	$2,595,089.36
Principal Collections	$31,765,067.35
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$118,750.00
(ii)	Noteholder’s Interest	$1,044,287.41	1.099249903
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,432,051.95
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	Noteholder’s Principal Distribution	$12,496,915.88	13.15464829
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,432,051.95

Balances

	Factors per Original
Beginning Note Balance	$802,462,107.73	0.84470
Ending Note Balance	$789,965,191.85	0.83154
Change	$12,496,915.88	0.01315
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$817,270,824.53	0.86029
Ending Pool Balance	$804,773,908.65	0.84713
Change	$12,496,915.88	0.01315
Beginning Principal Balance	$817,270,824.53	0.93930
Ending Principal Balance	$804,773,908.65	0.92494
Change	$12,496,915.88	0.01436
Additional Draws	$19,367,561.98
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies

	#		$
Two statement cycle dates:		8		$406,584.47
Three statement cycle dates:		4		$256,857.62
Four statement cycle dates:		3		$76,713.35
Five statement cycle dates:		1		$66,896.46
Six statement cycle dates:		1		$233,094.06
Seven + statement cycle dates:		3		$92,907.87
Foreclosures		1		$19,593.91
REO		—		$—
Liquidation Loss Amount		5		$102,623.88

Other Information

Gross WAC for Collection Period		4.038%
Net WAC Rate for Collection Period		3.385%
Mortgage Loans Repurchased ( # / $ )	0	$—
Beginning Pre-funding Account Balance		$—
Beginning Funding Account Balance		$—
Beginning Captialized Interest Account Balance		$—
Ending Pre-funding Account Balance		$—
Ending Capitalized Interest Account Balance		$—
Ending Funding Account Balance		$—
Overcollateralization Amount (Beginning)		$14,808,716.80
Overcollateralization Target		$14,576,001.93
Overcollateralization Amount (Ending)		$14,808,716.80
Certificate Balance		$—
Gross CPR (1 mo. Annualized)		37.950%
Net CPR (1 mo. Annualized)		16.882%
Draw Rate (1 mo. Annualized)		25.009%
WAM		215.10
AGE		17.67

Wachovia Bank, National Association
as Servicer